Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11 of Inland American Real Estate Trust, Inc. of our report dated March 14, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note 5, as to which the date is June 22, 2007, relating to the financial statements of Winston Hotels, Inc., which appears in Inland American Real Estate Trust, Inc.’s Current Report on Form 8-K dated July 6, 2007.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Raleigh, North Carolina

January 6, 2009